Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Gentiva Health Services, Inc. of our report dated March 16, 2010, except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 21 for which the date is October 20, 2010, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Gentiva Health Services, Inc., which appear in Gentiva Health Services, Inc.’s Current Report on Form 8-K/A dated October 20, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
October 27, 2010